September 17, 2012

Huntington Funding, LLC Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Huntington Funding, LLC, a Delaware limited liability company (the “Company”), in connection with the filing of a registration statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of asset backed notes and certificates (the “Securities”).  The Registration Statement contains a prospectus (the “Base Prospectus”), pertaining to offerings from time to time by the Company of Securities as set forth in one or more supplements (each, a “prospectus supplement”).  This opinion relates only to the Base Prospectus, the prospectus supplement and the exhibits contained in the Registration Statement.

As described in the Base Prospectus, the Securities issued pursuant to the Base Prospectus and related prospectus supplements will be asset backed notes and/or certificates that will be issued in series.  Each series of notes and certificates will be issued by a Delaware statutory trust to be formed by the Company pursuant to a trust agreement between the Company and an owner trustee to be specified in the related prospectus supplement.  Each series of notes issued by a trust may include one or more classes of notes.  The notes of any trust will be issued pursuant to an indenture between such trust and an indenture trustee to be specified in the related prospectus supplement and a sale and servicing agreement by and among such trust, the Company and The Huntington National Bank (“Huntington”), as servicer.  The certificates of any trust will be issued pursuant to a trust agreement.

In our capacity as special United States federal income tax counsel, we have reviewed, in each case as filed as an exhibit to or incorporated by reference in the Registration Statement, the form of indenture, the form of trust agreement, the form of sale and servicing agreement, the form of administration agreement among the related trust, Huntington, the owner trustee and the indenture trustee and the form of asset purchase agreement between the Company and the relevant loan seller.  We have also reviewed the Base Prospectus, the related prospectus supplement and such other documents and materials as we have determined necessary to deliver this opinion (collectively, the “Transaction Documents”).

For the purposes of our opinion set forth below, we have assumed that the representations in the Transaction Documents are true and correct as of the date hereof, and that there will be material compliance with the various covenants, closing conditions and other terms of the Transaction Documents with respect to each issuance of notes and certificates.  We have conducted no independent factual investigation and have relied solely upon the statements and information set forth in the Transaction Documents (in each case, to the extent material to the opinion expressed herein) and the additional matters recited or assumed in this opinion, all of which we have assumed are and will remain true, complete and accurate in all material respects.

Based on the foregoing, and assuming that the transaction documents with respect to each series of notes and each series of certificates are finalized in substantially the form we have examined and that the transactions as contemplated in the Transaction Documents in fact occur in accordance with the terms thereof with respect to the issuance of each series of notes and each series of certificates, we are of the opinion that, for United States federal income tax purposes, the statements in the Base Prospectus under the heading  “Material United States Federal Income Tax Consequences” and the statements in the related prospectus supplement under the heading “Material United States Federal Income Tax Consequences”, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we hereby confirm and adopt the opinions set forth therein. We note that the Base Prospectus, the related prospectus supplement and the Transaction Documents do not relate to a specific transaction.  Accordingly, the above-referenced descriptions of the material United States federal income tax consequences may require modification in the context of an actual transaction.  There can be no assurance, however, that the conclusions of United States federal income tax law presented therein will not be successfully challenged by the Internal Revenue Service or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

The opinion set forth herein is limited to those matters expressly covered and is as of the date hereof.  No opinion is to be implied with respect to any other matter.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinion expressed herein.  Please be advised that our opinion is not binding on the United States Internal Revenue Service or the courts, and that no assurances can be given that the United States Internal Revenue Service will not take a contrary position upon examination, or that a court will not reach a contrary conclusion in litigation.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm in the Base Prospectus and the related prospectus supplement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP